Exhibit 99.1

WeWork and 2U, Inc. Announce Strategic Partnership to Enhance the Future of Work and Learning

Partnership Expands on Both WeWork and 2U’s Commitment to Providing New Pathways for Lifelong Learning; Enhances WeWork Member Experience Through 2U’s World-Class Digital Education Programs; Grows Community for Students in 2U-Powered Programs

NEW YORK and LANHAM, Md. — January 22, 2018 — WeWork Companies (“WeWork”) and 2U, Inc. (NASDAQ:TWOU) today announced a multi-year, global, exclusive partnership to enhance the future of work and learning. Through this partnership, WeWork will provide students in 2U-powered online graduate programs Global Access Memberships to WeWork spaces around the world; 2U will offer $5 million in scholarships to help WeWork community members and employees access 2U’s partner portfolio of world class graduate programs and GetSmarter’s online short courses; WeWork and 2U will co-create a Future of Learning and Work space to open in 2019; and WeWork will license Flatiron School’s proprietary Learn.co technology to 2U.

With education being one of the most powerful drivers of change and upward mobility, WeWork and 2U both recognize the need to expand access to lifelong learning. Together, WeWork and 2U will endeavor to make higher education more accessible and flexible, capture the power of community, and enable students to pursue careers that allow maximum creativity and fulfillment.

“WeWork has always believed that we are better together, and a large part of that is learning from others through meaningful connections and experiences. 2U has been a leader in making higher education more accessible, and when I met Chip I knew that together we could provide people around the world with a global campus to learn, connect and build community. We are all students for life, and this partnership creates incredible opportunities to foster lifelong learning,” WeWork CEO and Co-Founder Adam Neumann said.

“Under Adam’s visionary leadership, WeWork is reshaping how the world thinks about work and building community. This partnership is a unique opportunity and will drive innovation and value for both WeWork and 2U. Evolving our technology platform, offering our degree programs and short courses to the WeWork community and providing students in our degree programs global access to WeWork spaces is a win, win, win. It is an exciting day for 2U and the beginning of a transformational collaboration,” 2U CEO and Co-Founder Chip Paucek said.

About WeWork x 2U

Together, WeWork and 2U will expand access to lifelong learning opportunities for WeWork’s 175,000 members and 4,000 employees worldwide, and enhance the educational experience of more than 13,000 students in 2U-powered graduate programs by adding greater flexibility, convenience, and community.

Through this partnership:

•   WeWork will provide students enrolled in 2U-powered graduate programs with Global Access Memberships to WeWork locations around the globe, creating additional opportunities to learn, connect, and collaborate in-person;

•   2U will offer scholarships totaling $5 million over three years exclusively for WeWork members and employees who apply and are accepted into 2U-powered graduate programs and GetSmarter’s online short courses;

•   WeWork will license Flatiron School’s Learn.co technology — a purpose-built online platform — to 2U, allowing 2U to integrate the technology into its online learning platform, enhancing the learning experience of students and instruction capabilities of faculty in 2U-powered programs around the globe;

•   WeWork and 2U will jointly develop a Future of Learning and Work center in a WeWork location in 2019, providing space for students, faculty and staff in 2U-powered programs to host master classes, lecture series, and other events designed to showcase the future of work and learning (location to be announced at a later date).

In announcing today’s partnership, WeWork and 2U are charting a new path and breaking ground in redefining the future of work and learning.

About WeWork

WeWork provides more than 175,000 members around the world with space, community, and services through both physical and virtual offerings. WeWork’s mission is to help create a world where people work to make a life, not just a living. Founded in New York City in 2010 by Adam Neumann and Miguel McKelvey, WeWork currently has more than

200 physical locations in over 65 cities and 20 countries around the world. Follow us @WeWork on Twitter, Instagram, and Facebook or visit wework.com to learn more.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

About GetSmarter

GetSmarter, a wholly owned subsidiary of 2U, Inc., is an online education company collaborating with leading universities to present career-focused online short programs. GetSmarter’s high-touch, people-driven approach to online learning — centered around the importance of human support — has resulted in an aggregate completion rate consistently above 90 percent serving more than 48,000 participants over almost a decade. To learn more, visit getsmarter.com.

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Media Contacts

WeWork

Gwen Rocco

press@wework.com

2U, Inc.

Molly Greenberg

mgreenberg@2u.com